EXHIBIT 10.28

April 15, 2010

Mr. Mitchell Levinson

Dear Mitch:

It is with great pleasure that we extend this letter agreement to you to reflect your new role as Founder & Chief Scientific Officer of Zeltiq Aesthetics, Inc. (the “Company”) effective as of September 14, 2009. This letter summarizes the terms and conditions of your ongoing employment.

Job Title:	Your title will be Founder & Chief Scientific Officer.

Salary:	As of January 1, 2010 (the “Effective Date”), your monthly base salary will be $25,833.40 which is equivalent to $310,000 per annum. Your total compensation will be reviewed at least annually by the Chief Executive Officer of the Company. All payments made in connection with your employment will be subject to applicable withholding taxes required by law.

Stock Options:	The Company has previously granted you options to purchase an aggregate of 2,425,050 shares of Company Common Stock under the Company’s 2005 Stock Option Plan, as may be amended from time to time (the “Plan”). The options are subject to the terms and conditions of the Plan and all related documents evidencing such options. Any shares of Company Common Stock received upon exercise of stock options granted to you under the Plan are subject to the terms of the Right of First Refusal & Co-Sale Agreement entered into between the Company and certain of its holders of Common Stock and Preferred Stock.

Promissory Note:	You and the Company entered into those certain Restricted Stock Purchase Agreements, dated as of December 11, 2007, whereby you exercised options to purchase an aggregate of 1,635,050 shares of the Company’s Common Stock for an aggregate purchase price of $245,257.55, which you paid by entering into promissory notes with the Company for an aggregate principal amount of $245,257.55 and interest on the unpaid principal balance at a rate of 4.72% compounded annually (the “Notes”). Upon the Effective Date, you and the Company agree that the Notes shall be deemed amended to the extent necessary to provide that the principal amount of the Notes, as well as all accrued but unpaid interest, will be due and payable on the first to occur of (i) a Change of Control;

(ii) the fifth anniversary of the Effective Date; (iii) immediately prior to the filing by the Company of a registration statement covering securities of the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or (iv) immediately prior to the Note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, as amended. In addition, the interest rate of the Notes shall be amended to be 4% per annum effective as of the Effective Date. You acknowledge that this reduction may have adverse tax consequences for you.

For purposes of this letter, “Change of Control” means (1) a sale of all or substantially all of the Company’s assets, or (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction other than any transaction involving the issuance of any newly issued equity securities solely for cash.

Obligations:	You agree to the best of your ability and experience that you will at all times faithfully perform all of the duties and obligations required of and from you, consistent and commensurate with your position with the Company, pursuant to the terms hereof and to the reasonable satisfaction of the Chief Executive Officer of the Company. During the term of your employment relationship with the Company, you agree that you will devote all of your business time and attention to the business of the Company, that the Company will be entitled to all of the benefits and profits arising from or incident to your work services and advice, that you will not render commercial or professional services of any nature to any person or organization whether or not for compensation, without the prior written consent of the Chief Executive Officer of the Company and that you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company as currently conducted or proposed to be conducted, as a director, officer, advisor, employee, consultant or contractor or in any other capacity with respect to any such competitive business, or by making an investment in any such competitive business. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or – subject to the prior written consent of the Chief Executive Officer of the Company – from serving on boards of non-competitive organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, provided that such activities do not materially interfere with your obligations to the Company as described above. You agree that you will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the term of your employment relationship with the Company.

Acceleration:	In the event that (i) in connection with, six (6) months prior to, or at any time following a Change of Control, your employment is terminated by the Company or the surviving entity, as applicable, without “Cause” (for purposes of this “Acceleration” section only, as defined in the Company’s 2005 Stock Option Plan, as amended) or you terminate your employment as a result of a Constructive Termination (as defined below) or (ii) subject to your continued employment with the Company or any successor, six (6) months elapse from the closing date of a Change of Control, then the vesting of any stock options held by you at the time of such event or the lapsing of any repurchase option held by the Company at the time of such event with respect to restricted stock or shares purchased by you upon the exercise of any stock options prior to the time such stock options are vested (the “Repurchase Option”) shall automatically be accelerated by 100% of the number of shares subject to the option or Repurchase Option so that all such shares are vested and exercisable and, if applicable, released from the Repurchase Option as of immediately prior to the later of the Change of Control or the date of the event giving rise to such acceleration. The agreements evidencing any stock options, restricted stock and other equity awards outstanding shall he deemed amended and any provisions of any future agreements superseded to the extent necessary to give effect to this paragraph, including, without limitation, extending the date upon which any portion of an option terminates until the date that is six (6) months following the date you terminate employment with the Company (or, if later, the date such option terminates under the “Termination” section below), extending any Repurchase Option until the date that is nine (9) months following the date you terminate employment with the Company and, with respect to an option which is accelerated following your termination, providing that such option shall be exercisable during the three (3) month period following the Change of Control (or such longer period provided under the “Termination” section below). Notwithstanding anything in this paragraph to the contrary, in no event shall the exercise period of an option be extended beyond the expiration date of such option.

Benefits:	During your employment, you will be fully eligible for all benefits offered by the Company from time to time, subject to plan terms and generally applicable Company policies. Subject to change, the Company currently plans to include major group medical, dental and vision care insurance, life insurance and a 401K savings program. A full description of these benefits is available upon request.

Paid Time Off:	In addition to the Company’s annual holiday schedule, your paid time off allowance will be 21 days per year, which includes vacation and sick leave. This allowance is subject to the Company’s policies with respect to accrual of paid time off, including limitations on the maximum permitted accrual of, paid time off and is subject to change in accordance with changes in Company policy, provided that your benefits following such changes will be no less favorable than those available to other members of the Company’s senior management.

Termination:	Your employment will continue until terminated by you or the Company in accordance with the following.

(a)    Without Cause Termination. If your employment with the Company is terminated by the Company without Cause or if you terminate your employment as the result of a Constructive Termination, and, in each case, such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”), then provided within sixty (60) days of such termination, you sign, and fail to revoke during any applicable revocation period, a general release of claims with respect to the Company or its successor, the obligations of the Company to you will be as follows:

(i)     Severance Payment. For the six (6) month period commencing sixty (60) days following such Separation from Service (the “Severance Period ), you will be entitled to receive as severance an amount equal to six (6) months of your base salary as then in effect paid periodically in accordance with the Company’s standard compensation schedule. If you experience a Separation from Service as a result of your death or Disability (defined as a physical or mental impairment which renders you unable to fulfill all of the essential functions of your job for 180 consecutive days in any calendar year), such Separation from Service shall be considered a termination without Cause under this Agreement. In the event of a Disability, the payments due to you by the Company during the Severance Period will be reduced by any payments made to you during the Severance Period under any Company-paid disability insurance policy.

(ii)    Benefits. Commencing on the date of your Separation from Service and continuing through the earlier of six (6) month anniversary of your Separation from Service or the date you are no longer eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse you for any premium costs paid by you for continued health insurance coverage (including medical and dental) for you and your eligible dependents under COBRA.

(iii)  Vesting of Stock. Subject to the terms set forth in the “Acceleration” section to the extent they are applicable as a result of a Change of Control (and the terms of such “Acceleration” section shall apply in lieu of the provisions of this sentence in the event of a Change of Control), following the date of your Separation from Service, the vesting of each stock option, restricted stock award and other equity award then held by you shall continue during the 24-month period following your Separation from Service as though you remain employed hereunder, provided, that during such 24-month period if any act, or failure to act, by you would, if you were still employed hereunder, constitute Cause (as defined below), then your stock options, restricted stock awards and other stock awards shall immediately cease vesting. Upon the second anniversary of the date of your Separation of Service, in the event no act, or failure to act, by you prior to such date would have constituted Cause had you remained employed hereunder, then all remaining unvested stock options, restricted stock awards or other equity awards then held by you shall accelerate and any restrictions thereon shall lapse. Further, the exercise period for the vested shares subject to each option held by you will be extended to the earlier of the expiration date of such option or 5 years following the date you experience such Separation from Service; provided, however, that such options will be Nonstatutory Stock Options (as defined in the Plan) to the extent required by law, including, without limitation, to the extent unexercised three months after the date of your termination from employment.

(b)    For Cause Termination; Voluntary Resignation. (1) If your employment with the Company is terminated by the Company for Cause; or (2) you voluntarily resign your service with the Company other than as a Constructive Termination; the obligations of the Company to you will be as follows:

(i) Compensation. You will be entitled to receive your base salary through the date of termination, including any accrued vacation to that date.

(ii) Benefits. Your entitlement to benefits will cease, except as otherwise required by COBRA or any similar law or regulation then in effect.

(iii) Vesting of Stock. There will be no further vesting of any shares of any class of stock of the Company that you hold as of the termination.

(c) Certain Definitions. The following terms have the definitions indicated:

(i)     As used in this “Termination” section, “Cause” means (A) the termination of your employment as the result of your conviction of or plea of no contest to a felony, (B) any act of dishonesty by you involving the Company that materially damages the Company or any of its affiliates, or (C) a material breach by you of the terms of (1) any non-competition, non-solicitation, or invention assignment obligation you have to the Company (2) the Confidential Information and Inventions Assignment Agreement entered into between you and the Company as of July 25, 2005, or (3) your obligations under this letter agreement, including, without limitation, those described under the section Obligations” or (D) a willful, material breach by you of the terms of any non-disclosure obligation you owe to the Company.

(ii)    As used in this “Termination” section and the “Acceleration” section, “Constructive Termination” means (w) a material diminution in your job responsibilities or duties, (x) a breach of this agreement by the Company which is not cured by the Company not later than thirty (30) days from the date of receipt by the Company of a written notice from you identifying in reasonable detail such breach, (y) a reduction in your compensation that is not proportionately applicable to other officers generally, or (z) the relocation of the Company’s principal office beyond a radius of 25 miles from its current location, in any case unless otherwise approved by you in writing. Notwithstanding the foregoing, you shall be deemed to have experienced a Constructive Termination upon Separation from Service from the Company that occurs after September 14, 2010.

Other:	Company Policies and Rules. You will abide by all Company policies and rules, especially its policy that prohibits any new employee from using or bringing with them from any prior employer or any other person or entity any confidential information, trade secrets or proprietary materials or processes of that employer or other person or entity.

At-Will Employment. Your employment at the Company is “At Will,” meaning it is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages award or compensation other than as expressly provided in the sections entitled “Acceleration” and “Termination” set forth above.

No Conflicting Obligations. You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restrictions on your employment with the Company, and your acceptance hereof will not breach any agreement to which you are a party.

Arbitration. Any dispute or controversy between you and the Company concerning the application of this agreement or arising from or as a result of your recruitment, employment or employment termination, including any claims of discrimination or other claims under any federal, state, or local law shall be resolved, after the Parties attempt informal resolution, through arbitration before a single arbitrator selected by the parties in accordance with the JAMS Employment Arbitration Rules and Procedures, to be administered by JAMS/Endispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company shall bear all costs unique to arbitration, including arbitrator’s fees. At the conclusion of arbitration, the arbitrator shall issue an award in writing setting forth the basis for the award.

Section 409A. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

Entire Agreement. Once signed by you, this letter will become a legally binding contract. It will constitute our complete agreement, and will supersede all prior agreements, promises, and discussions. This agreement may only be amended or modified in a subsequent written document signed by the Chief Executive Officer of the Company or a duly-authorized member of the Board of Directors.

Mitch, we continue to be excited about the Company’s opportunities and look forward to working together to advance Zeltiq Aesthetics, Inc. to the next level. If you have any questions regarding this letter, please do not hesitate to call. If you are in agreement with its terms, please countersign the enclosed copy of this letter and return to me at your earliest convenience.

Sincerely,

/s/ Gordie Nye
Gordie Nye Chief Executive Officer Zeltiq Aesthetics, Inc.

Foregoing terms and modifications hereby accepted:

Signed:	/s/ Mitchell Levinson	Dated:	4/21/10
Mitchell Levinson

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